AMENDED AND RESTATED

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

This AGREEMENT is made in duplication by and between Intermec, Inc., a Delaware corporation, and _____________ (the “Executive”) as of the ___ day of ________, 20__ (the “Effective Date”).

WHEREAS, the Board of Directors of Intermec, Inc. has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below);

WHEREAS, the Board of Directors of Intermec, Inc. believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations;

WHEREAS, the Company and the Executive are parties to a Change of Control Employment Agreement dated as of __________, ____ (the “Original Agreement”);

WHEREAS, the Company and the Executive desire to amend and restate the Original Agreement so that this Agreement will replace the Original Agreement in its entirety;

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Definitions.

1.1 “Accounting Firm” means (i) the independent certified public accounting firm serving the Company immediately prior to the Change of Control Date or (ii) an independent certified public accounting firm selected by the Executive pursuant to Section 7(c) of this Agreement.

1.2 “Accrued Obligations” has the meaning set forth in Section 6(a)(i) of this Agreement.

1.3 “Affiliate” means a Person that Controls or is Controlled by or is under common Control with Intermec, Inc.

1.4 “Agreement” means this Amended and Restated Change of Control and Employment Agreement.

1.5 “Annual Base Salary” has the meaning set forth in Section 4(b)(i) of this Agreement.

1.6 “Annual Bonus” has the meaning set forth in Section 4(b)(ii) of this Agreement.

1.7 “Benefits” means Fringe Benefits, Retirement Benefits, and/or Welfare Benefits.

1.8 “Board” means the Board of Directors of Intermec, Inc. and its Successors.

1.9 “Business Combination” means a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company.

1.10 “Cause” has the meaning set forth in Section 5(b) of this Agreement.

1.11 “Change of Control” has the meaning set forth in Section 2 of this Agreement.

1.12 “Change of Control Date” means (i) the effective date of a Change of Control or (ii) if, the Company terminates the Executive’s employment or reduces Executive’s Annual Base Salary, Annual Bonus, Opportunities or Benefits without Cause prior to the effective date of a Change of Control and if it is reasonably demonstrated by the Executive that such termination or reduction (A) was at the request of a third party who had taken steps reasonably calculated to effect a Change of Control or (B) otherwise arose in connection with or in anticipation of a Change of Control, then “Change of Control Date” means the date immediately prior to the date of such termination or reduction.

1.13 “Company” means Intermec, Inc., its Successors and its Affiliates.

1.14 “Control” means (i) beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, of 30% or more of a Person’s then outstanding voting equity generally entitled to vote in the election of directors (or other participants of the managing authority) or (ii) acquisition of actual control of the operations of a Person whether by means of contract or otherwise or (iii) acquisition of control of a Person through a merger or consolidation or (iv) acquisition of all or substantially all of a Person’s assets.

1.15 "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be; provided, however, that, when the event of termination occurs in the fourth calendar quarter of the year, the Date of Termination is January 1 of the following year.

1.16 “Disability” means the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

1.17 “Disability Effective Date” means the 30th day after the Executive’s receipt of the Company’s notice of intent to terminate the Executive’s employment pursuant to Section 5(a) of this Agreement.

1.18 “Dispute” means disagreement, dispute, controversy, suit, action, proceeding or claim arising out of or relating to this Agreement or the interpretation of this Agreement.

1.19 "Effective Date" has the meaning set forth in the first sentence of this Agreement.

1.20 “Employment Period” means the period beginning on the Change of Control Date and ending on the second anniversary of such Change of Control Date.

1.21 “ERISA Sections 601-608” means Sections 601-608 of the Employee Retirement Income Security Act of 1974, as amended.

1.22 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.23 “Excess Parachute Payment” means an excess parachute payment within the meaning of IRC Section 280G.

1.24 “Excise Tax” means the excise tax imposed by IRC Section 4999.

1.25 “Executive” has the meaning set forth in the first sentence of this Agreement.

1.26 “Executive’s Principal Location” means the location where the Executive was employed on the business day immediately preceding the Change of Control Date.

1.27 “Fringe Benefit Plan” means any plan, practice, program or policy maintained by the Company with respect to fringe benefits, including, without limitation, tax and financial planning services and payment of related expenses.

1.28 “Good Reason” has the meaning set forth in Section 5(c) of this Agreement.

1.29 “Incentive Compensation Plans” means incentive (including stock option or similar incentive plans), savings and retirement plans, practices, policies and programs maintained by the Company, including, without limitation, the Management Incentive Compensation Plan.

1.30 “Incumbent Board” has the meaning set forth in Section 2(b) of this Agreement.

1.31 “IRC” means the Internal Revenue Code of 1986 as amended.

1.32 “IRC Section 1274(b)(2)(B)” means Section 1274(b)(2)(B) of the IRC.

1.33 “IRC Section 1274 (d)” means Section 1274(d) of the IRC.

1.34 “IRC Section 409A” means Section 409A of the IRC.

1.35 “IRC Section 4980B means Section 4980B of the IRC.

1.36 “IRC Section 4999” means Section 4999 of the IRC.

1.37 “IRC Interest Rate” means the applicable federal interest rate provided for delayed payment in Section 7872(f)(2)(A) of the IRC.

1.38 “IRS” means the U.S. Internal Revenue Service.

1.39 “Management Incentive Compensation Plan” means the Intermec, Inc. Management Incentive Compensation Plan (effective for the 1999 fiscal year and thereafter) and any predecessor or successor plans which provide for the grant of annual cash bonuses or other short-term cash incentive awards during the last three full fiscal years prior to the Change of Control Date.

1.40 “Net After-Tax Benefit” has the meaning set forth in Section 7(a) of this Agreement.

1.41 “Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date will be not more than thirty days after the giving of such notice).

1.42 “Opportunities” means the opportunity to (i) obtain regular or special incentive compensation under the Company’s Incentive Compensation Plans, (ii) obtain regular or special retirement benefits under the Company’s Retirement Plans, (iii) save through the Company’s Savings Plans and/or (iv) obtain regular or special benefits under the Company’s Welfare Benefit Plans.

1.43 “Other Benefits” has the meaning set forth in Section 6(a)(iv) of this Agreement.

1.44 “Outstanding Company Common Stock” has the meaning set forth in Section 2(a)(i) of this Agreement.

1.45 “Outstanding Company Voting Securities” has the meaning set forth in Section 2(a)(ii) of this Agreement.

1.46 “Parachute Payment” means “parachute payment” within the meaning of IRC Section 280G.

1.47 “Parachute Value” means the present value as of the date of the Change of Control of the portion of the Payment that constitutes a "parachute payment" under IRC Section 280G(b)(2), as determined by the Accounting Firm in accordance with IRC Section 280G(b)(2).

1.48 “Payment” has the meaning set forth in Section 7(a) of this Agreement.

1.49 “Person” has the meaning set forth in Section 2(a) of this Agreement.

1.50 “Plan” means Fringe Benefit Plan, Incentive Compensation Plan, Retirement Plan, Savings Plan, Severance Plan, Vacation Plan and/or Welfare Benefit Plan.

1.51 “Reduced Amount” means an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be subject to Excise Tax.

1.52 “Repayment Amount” has the meaning set forth in Section 7(c) of this Agreement.

1.53 “Retirement Benefits” means any compensation a retiree is eligible to receive under a Retirement Plan.

1.54 “Retirement Plan” means any qualified or non-qualified defined benefit retirement plan maintained by the Company, including but not limited to the Intermec, Inc. Pension Plan, the Intermec, Inc. Supplemental Executive Retirement Plan and the Intermec, Inc. Restoration Plan.

1.55 “Safe Harbor Amount” means the maximum dollar amount of Payments in the nature of compensation that are contingent on a Section 280G Change of Control and may be paid or distributed to the Executive without imposition of the Excise Tax.

1.56 “Savings Plan” means any qualified or non-qualified savings program maintained by the Company, including but not limited to the Intermec, Inc. Financial Security and Savings Program.

1.57 “Section 280G Change of Control” means a change of control within the meaning of IRC Section 280G.

1.58 “Section 280G Compensation means compensation within the meaning of IRC Section 280G.

1.59 “SERP” means any excess or supplemental retirement plan maintained by the Company.

1.60 “Severance Plan” means any plan, practice, policy or program under which the Company provides benefits to employees following the Company’s termination of their employment.

1.61 “Successor” means a Person that acquires Control of the Company.

1.62 “Vacation Plan” means any plan, practice, policy or program maintained by the Company with respect to employee vacations.

1.63 “Welfare Benefit Plan” means any welfare benefit plan, practice, policy or program provided by the Company to its employees (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs)

1.64 “Willful” has the meaning set forth in Section 5(b) of this Agreement.

2. Change of Control. For the purpose of this Agreement, the term "Change of Control" means:

(a) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following acquisitions of Outstanding Company Common Stock and Outstanding Company Voting Securities: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company, or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

(b) Individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (“Business Combination”); excluding, however, such a Business Combination pursuant to which (i) all or sub-stantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 60 percent of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company or such corporation resulting from such Business Combination) will beneficially own, directly or indirectly, 30 percent or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed with respect to the Company prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination will have been members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) The consummation of a complete liquidation or dissolution of the Company.

3. Employment Period. Subject to the terms and conditions of this Agreement, the Company agrees to continue the Executive in its employ, and the Executive agrees to remain in the employ of the Company for the duration of the Employment Period.

4. Terms of Employment.

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive's position (including status, offices, titles, and reporting requirements), authority, duties, and responsibilities will be at least commensurate in all material respects with the most significant of those held, exercised, and assigned at any time during the 120-day period immediately preceding the Change of Control Date and (B) the Executive's services will be performed at the Executive’s Principal Location or at any office or location that is 25 miles or less from the Executive’s Principal Location.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it will not be a viola-tion of this Agreement for the Executive to (A) serve on corporate, civic, or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements, or teach at educational institutions, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Change of Control Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Change of Control Date will not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive will receive from the Company an annual base salary ("Annual Base Salary"), (which will be paid at a monthly rate) at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company in the 12-month period immediately preceding the Change of Control Date. During the Employment Period, the Annual Base Salary will be reviewed by the Company no more than 12 months after the last salary increase awarded to the Executive prior to the Change of Control Date and thereafter at least annually. Any increase in the Executive’s Annual Base Salary will not limit or reduce any of the Company’s other obligations to the Executive under this Agreement. The Annual Base Salary will not be reduced after any such increase and, as used in this Agreement, the term “Annual Base Salary” means the Annual Base Salary as so increased.

(ii) Annual Bonus. In addition to Annual Base Salary, the Executive will be awarded, for each fiscal year ending during the Employment Period, an annual bonus in cash equal to the Target Bonus (as that term is defined in the Management Incentive Compensation Plan) applicable to the Executive for the fiscal year, or if the Management Incentive Compensation Plan is not in effect for such fiscal year, the target bonus or award which the Executive would earn for such year under any incentive plan or arrangement in which the Executive participates or is eligible to participate pursuant to Section 4(b)(iii) assuming the attainment of any performance goals or similar criteria to the extent necessary for the Executive to qualify to receive the target award thereunder. The amount which described in the preceding sentence is hereinafter called the "Annual Bonus."

(iii) Incentive, Savings, and Retirement Plans. During the Employment Period, the Executive will be entitled to participate in all Incentive Compensation Plans applicable generally to other peer executives of the Company, but in no event will such plans provide the Executive with Incentive Compensation Plan Opportunities, Savings Plan Opportunities and Retirement Plan Opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company for the Executive under such plans as in effect at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to the Executive, those provided generally at any time on or after the Change of Control Date to other peer executives of the Company.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive's family, as the case may be, will be eligible for participation in and will receive all benefits under the Company’s Welfare Benefit Plans to the extent applicable generally to other peer executives of the Company, but in no event will such plans, practices, policies, and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies, and programs in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to the Executive, those provided generally at any time on or after the Change of Control Date to other peer executives of the Company.

(v) Expenses. During the Employment Period, the Executive will be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the most favorable policies, practices, and procedures of the Company in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to the Executive, on or after the Change of Control Date with respect to other peer executives of the Company.

(vi) Fringe Benefits. During the Employment Period, the Executive will be entitled to fringe benefits, including, without limitation, if applicable, tax and financial planning services in accordance with the most favorable Plans of the Company in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as in effect generally at any time on or after the Change of Control Date with respect to other peer execu-tives of the Company.

(vii) Office and Support Staff. During the Employment Period, the Executive will be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to the Execu-tive, as provided generally at any time on or after the Change of Control Date with respect to other peer executives of the Company.

(viii) Vacation. During the Employment Period, the Executive will be entitled to paid vacation in accordance with the most favorable Plan of the Company as in effect for the Executive at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to the Executive, as in effect generally at any time on or after the Change of Control Date with respect to other peer executives of the Company.

5. Termination of Employment.

(a) Death or Disability. Subject to Section 5(d) of this Agreement, the Executive's employment will terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period, it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employ-ment with the Company will terminate effective on the Disability Effective Date, unless, prior to such date, the Executive has returned to the full-time performance of his or her duties.

(b) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" means:

(i) the Willful and continued failure of the Executive to perform substantially the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that the Executive has not substantially performed the Executive's duties, or

(ii) the Willful engaging by the Executive in illegal conduct or gross misconduct which is materi-ally and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, will be considered "Willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Execu-tive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive will not be deemed to be for Cause unless and until there will have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c) Good Reason. During the Employment Period, the Executive may terminate his or her employment with the Company (by resignation or retirement) for Good Reason. For purposes of this Agreement, "Good Reason" means:

(i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles, and reporting requirements), authority, duties, or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii) the Company’s failure to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial, and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii) the Company’s reduction of the Executive’s Annual Base Salary, Annual Bonus, Opportunities, Retirement Benefits or Welfare Benefits without Cause;

(iv) the Company’s failure to continue in effect any Incentive Compensation Plan (other than equity-based plans), Retirement Plan or Savings Plan in which Executive was eligible to participate on the Change of Control Date, unless an equitable on-going substitute or alternative plan applicable to the Executive was previously adopted by the Company;

(v) the Company's requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)(B) hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control Date;

(vi) any purported termination by the Com-pany of the Executive's employment otherwise than as expressly permitted by this Agreement; or

(vii) any failure by the Company to comply with and satisfy Section 14(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of Good Reason made by the Executive will be conclusive. Notwithstanding any other provision of this Agreement, the Executive’s resignation or termination for any reason whatsoever during the 12-month period following the Change of Control Date will be deemed to be a termination for Good Reason for all purposes of this Agreement.

The Executive’s continued employment during the Employment Period will not constitute and will not deemed to be consent to or a waiver of rights with respect to any fact or circumstance constituting grounds for the Executive’s termination of his or her employment pursuant to this Section 5(c).

(d) Executive’s Right To Terminate During Disability. The Executive’s Disability during the Employment Period will not end or otherwise impair his or her right to terminate his or her employment with the Company based on any fact or circumstance constituting grounds for such termination pursuant to Section 5(c).

(e) Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, will be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause will not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circum-stance in enforcing the Executive's or the Company's rights hereunder.

6. Obligations of the Company Upon Termination.

(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company termi-nates the Executive's employment other than for Cause or Disability or the Executive terminates employment for Good Reason:

(i) the Company will pay to the Executive the sum of the following amounts:

A. the sum of (1) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Annual Bonus, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, in each case to the extent not theretofore paid and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), any awards under the Management Incentive Compensation Plan or any comparable or successor plan and any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the "Accrued Obligations"); and

B. The lump sum cash amount equal to the product of (1) three and (2) the sum of (x) the Executive's Annual Base Salary and (y) the Annual Bonus, or if higher, any bonus paid with respect to any fiscal year during the Employment Period; and

C. Utilizing actuarial assumptions no less favorable to the Executive than those in effect immediately prior to the Change of Control Date, a lump sum cash amount equal to the excess of (a) the actuarial equivalent of the benefit under the Company's Retirement Plan and SERP which the Executive would receive if the Executive's employment continued for two years after the Date of Termination assuming for this purpose that all accrued benefits are fully vested, and, assuming that the Executive's compensation in each of the two years is that required by Section 4(b)(i) and Section 4(b)(ii), over (b) the actuarial equivalent of the Executive's actual benefit (paid or payable), if any, under the Retirement Plan and the SERP as of the Date of Termination;

(ii) for two years after the Executive's Date of Termination, or such longer period as may be provided by the terms of the appropriate Welfare Benefit Plan, the Company will continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the Welfare Benefit Plans described in Section 4(b)(iv) of this Agreement if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and their families, provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer’s plan, the Welfare Benefits described in this Section 6(c)(ii) will be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility (but not the time of commencement of benefits) of the Executive for Retirement Benefits, the Executive will be considered to have remained employed by the Company until two years after the Date of Termination and to have retired on the last day of such period. At the termination of the medical and dental benefits described in this Section 4.2(b)(ii), the Executive and his or her family will be entitled to continuation coverage pursuant to IRC Section 4980B, ERISA Sections 601-608 and under any other applicable law as if the Termination Date was the date on which such medical and dental benefits expired. In the event you are ineligible under the terms of such benefit plans or programs to continue to be so covered, the Company will provide you with substantially equivalent coverage through other sources or will provide you with a lump-sum payment in such amount that, after all income taxes on that amount, will be equal to the cost of providing yourself such benefit coverage. The lump sum will be determined on a present value basis using the interest rate provided in IRC Section 1274(b)(2)(B) as of the Date of Termination.

(iii) the Company will, at its sole expense and up to the end of the second calendar year after the calendar year containing the Date of Termination, provide the Executive with reasonable outplacement services the scope and provider of which will be selected by the Executive in his or her sole discretion; and

(iv) subject to Section 9(b), the Company will pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy, or practice or contract or agreement of the Company (such other amounts and benefits will be hereinafter referred to as the "Other Benefits").

(b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement will terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations will be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) will include, without limitation, and the Executive's estate and/or beneficiaries will be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices, and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and their beneficiaries.

(c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement will terminate with-out further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations will be paid to the Executive in a lump sum in cash. With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) will include, and the Executive will be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company to disabled executives and/or their families in accordance with such plans, programs, practices, and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Change of Control Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and their families.

(d) Cause; Other than for Good Reason. If the Executive's employment is terminated for Cause during the Employment Period or if the Executive volun-tarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement will terminate without further obligations to the Executive other than the obligation to pay to the Executive the sum of (x) his or her Annual Base Salary through the Date of Termination, (y) the amount of any compensation previously deferred by the Executive, and (z) Other Benefits, in each case to the extent theretofore unpaid. In such case, all Accrued Obligations will be paid to the Executive in a lump sum in cash.

7. Conditional Cap On Payments.

(a) Subject to Section 7(b), if it is determined that any payment or distribution in the nature of Section 280G Compensation by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 7) (a "Payment") would constitute an Excess Parachute Payment and, but for this Section 7, would be subject to Excise Tax, then such Payments will be reduced to the Reduced Amount but only if, by reason of such reduction, the net after-tax benefit to the Executive exceeds the net after-tax benefit which would be received by the Executive if no such reduction was made. For the purposes of this Section 7, the term “net after-tax benefit” means (i) the total Payments the Executive receives or is entitled to receive that would constitute Parachute Payments less (ii) the amount of all federal, state and local income and employment taxes payable by the Executive with respect to the total Payments calculated at the highest marginal income tax rate for each year in which the Payments will be paid to the Executive (based on the rate in effect for such year as set forth in the IRC as in effect at the time of the first Payment), less (iii) the Excise Taxes imposed by IRC Section 4999 with respect to the Payments. Unless the Executive elects another reduction method by giving written notice thereof to the Company prior to the Change of Control Date, the Company will reduce the Payments to the Reduced Amount by first reducing Payments that are not payable in cash and then by reducing cash Payments. Only amounts payable under this Agreement that are Section 280G Compensation and are contingent on a Section 280G Change of Control will be reduced pursuant to this Section 7(a).

(b) All determinations required to be made under this Section 7, including whether and when Payments will be reduced to the Reduced Amount and the amount of such reduction and the assumptions to be utilized in arriving at such determination, will be made by the Accounting Firm which will provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Company that there will be a Payment, or at such earlier time as the Company may request. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity, or group effecting the Change of Control, the Executive will appoint another independent certified accounting firm to make the determinations required hereunder. All fees and expenses of the Accounting Firm will be borne solely by the Company. Subject to Section 7(c), the Accounting Firm’s determination will be conclusive and binding upon the Company and the Executive.

(c) If the IRS determines that Executive is liable for Excise Tax as a result of receipt of a Payment, Executive will be obligated to pay to the Company the smallest such amount, if any, as is required to be paid to the Company so that the Executive’s net proceeds with respect to any Payments (after taking the payment of the Excise Tax on such Payments) is maximized (the “Repayment Amount”); provided, however, that the Repayment Amount will be zero if a Repayment Amount greater than zero would not eliminate the Excise Tax imposed on such Payment. If the Repayment Amount is greater than zero, the Executive will pay that amount within 30 days of the date that the Executive enters into a binding agreement with the IRS as to the amount of the Executive’s Excise Tax liability or within 30 days of receiving a final determination by the IRS or a court of competent jurisdiction requiring the Executive to pay the Excise Tax with respect to a Payment from which no appeal is available or is timely taken. If the Excise Tax is not eliminated through the payment of the Repayment Amount, the Executive will pay the Excise Tax.

8. Timing of Payments Due To Executive; Taxes.

(a) Subject to Section 8(b) of this Agreement, payments to be made by the Company to the Executive or his or her legal representative, estate or beneficiary under Section 6(a)(i) of this Agreement will be made not later than 30 days after the Date of Termination. All other payments to be made by the Company to the Executive or his or her legal representative, estate or beneficiary pursuant to this Agreement will be made at the time and in the manner specified herein or in the applicable Plan.

(b) Notwithstanding anything to the contrary in this Agreement, any cash payments (other than Accrued Obligations) due to the Executive under this Agreement on or within the 6-month period following the Executive’s termination will accrue during such 6-month period and will become payable in a lump sum cash payment on the date 6 months and 1 business day following the Date of Termination, provided, however, that such payments will be made earlier (at the times and in the manner specified in Section 8(a)) if the Executive advises the Company in writing that, after consulting with his or her legal and tax advisers, the Executive has determined that such earlier payment will not result in the imposition of the tax described in IRC Section 409A. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any tax or income recognition under IRC Section 409A prior to actual payment.

(c) If, for any reason, the taxes described in IRC Section 409A are imposed with respect to payments due to the Executive or his or her legal representative, estate or beneficiaries, the Executive and his or her legal representative, estate and beneficiary are solely responsible for payment of such taxes and any interest or penalties related thereto. Subject to Section 7, all federal, state, local and foreign taxes are the sole responsibility of the Executive and his or her legal representative, estate or beneficiaries.

(d) The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as are required to be withheld pursuant to applicable laws and regulations.

9. Non-exclusivity of Rights; No Double Benefits.

(a) Subject to Section 9(b), nothing in this Agreement prevents or limits the Executive's continuing or future participation in any Plan maintained by the Company and for which the Executive may qualify, nor will anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any the Company at or subsequent to the Date of Termination will be payable in accordance with the applicable Plan unless this Agreement provides otherwise.

(b) If, in addition to this Agreement, another agreement requires the Company to make payments or provide other benefits to the Executive as a result of a Change of Control or, if a Severance Plan requires the Company to make payments or provide other benefits to the Executive on termination of the Executive’s employment for reasons other than Cause, the Executive will receive the benefits of this Agreement if and only the Executive waives in writing all rights to the benefits of such other agreement or Severance Plan. The Company shall also have the right to offset the benefits of this Agreement in the absence of such a waiver.

10. No Offsets. Excepted as provided under Section 9(b), the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action which the Company may have against the Executive or others.

11. Mitigation Not Required. In no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts will not be reduced whether or not the Executive obtains other employment.

12. Compensation During Dispute; Legal Fees.

(a) Subject to Section 8(b), in the event of a Dispute, the Company will pay the Executive fifty percent (50%) of the amounts payable under Section 6 and will provide the Executive with all of the benefits specified in Section 6 if, but only if, the Executive agrees in writing that, if the Dispute is resolved in the Company’s favor, the Executive will promptly reimburse the Company for the excess payments and benefits together with interest thereon at the rate specified in IRC Section 1274(d). If the Dispute is resolved in the Executive’s favor, the Company will promptly pay the Executive the amount that was withheld during the Dispute together with interest thereon at the rate specified in IRC Section 1274(d).

(b) The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed pay-ment at the applicable rate set forth in IRC Section 7872(f)(2)(A).

13. At Will Employment; Termination. The Executive and the Company acknowledge and agree that the employment of the Executive by the Company is "at will" and the Executive's employment and/or this Agreement may be terminated by either the Executive or the Company at any time prior to the Change of Control Date, in which case the Execu-tive will have no further rights under this Agreement.

14. Successors.

(a) This Agreement is personal to the Executive and without the prior written consent of the Company cannot be assigned or otherwise transferred by the Executive except by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by the Executive's legal representatives, estate and beneficiaries.

(b) This Agreement will inure to the benefit of and be binding upon the Company, its Successors and assigns.

(c) The Company will require any Successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no Change of Control had occurred.

15. Confidential Information. The Executive will hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company, and their respective businesses, which will have been obtained by the Executive during the Executive's employment by the Company and which will not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive's employment with the Company, the Executive will not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it. In no event will an asserted violation of the provisions of this Section 15 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

16. Miscellaneous.

(a) This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

(b) No suit, action, proceeding or claim arising under or by reason of this Agreement may be brought by any party or any third party in any place other than the state or federal courts located in Seattle, Washington. The parties irrevocably consent to the jurisdiction and venue of such courts in connection with any such suit, action, proceeding or claim.

(c) The captions of this Agreement are not part of the provisions hereof and will have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive: ________________
________________
________________
________________

If to the Company: Intermec, Inc.
Attention: SVP and Chief Financial Officer
6001 36th Avenue West
Everett, WA 98203-1264

With a copy to: Intermec, Inc.
Attention: SVP, General Counsel and Secretary
6001 36th Avenue West
Everett, WA 98203-1264

or to such other address as either party will have furnished to the other in writing in accordance herewith. Notice and communications will be effective when actually received by the addressee.

(e) The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.

(f) The Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(vii) of this Agreement, will not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g) This Agreement supercedes the Original Agreement in its entirety. Furthermore, this Agreement constitutes a single, integrated contract expressing the entire agreement of the parties with respect to the subject matter hereof and supercedes all prior or contemporaneous oral and written agreements and discussions with respect to the subject matter hereof and, except as explicitly set forth herein, there are no other agreements, written or oral, express or implied between the parties with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

[Executive]

Intermec, Inc.

By
Lanny H. Michael
Senior Vice President and